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                      October 22, 2020

       Kenneth Stillwell
       Chief Financial Officer and Chief Administrative Officer
       Pegasystems Inc.
       One Rogers Street
       Cambridge, MA 02142

                                                        Re: Pegasystems Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 12,
2020
                                                            Form 10-Q for the
Quarterly Period Ended June 30, 2020
                                                            Filed July 28, 2020
                                                            File No. 001-11859

       Dear Mr. Stillwell:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology